Exhibit 10.1

Costco Wholesale Corporation

Executive Bonus Plan

For fiscal year 2006, executive officers (other than Jim Sinegal and Jeff Brotman) are, depending upon the individual, eligible for a bonus award of up to $100,000. The final bonus amount is determined by Jim Sinegal, subject to the approval of the Compensation Committee of the Board of Directors.

Eligibility for up to 50% of the bonus amount is determined by whether the Company has met its pre-tax income goal for the year, as indicated in the Company's internal budget.

The remaining 50% is determined by goals relevant to the executive officer's area of responsibility:

For those whose responsibilities are operational, the goals relate to sales, controllable expenses, inventory shrinkage, and pre-tax profit in their areas of responsibility.

For those whose responsibilities are primarily buying, the goals relate to sales, gross margin, inventory shrinkage, and inventory turns in their areas of responsibility.

For those whose responsibilities combine operational and buying functions, the goals relate to a combination of those described in the prior two paragraphs.

For those whose responsibilities are staff functions, the goals relate to a combination of Company-wide operational and buying goals, in addition to qualitative factors relevant to their areas of responsibilities.

To be eligible for the annual bonus, the individual must be employed by the Company at the time bonus checks are issued (approximately 11/15/06).